Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the joint proxy statement/consent solicitation statement/prospectus constituting a part of this Registration Statement on Amendment No. 4 to Form S-4 of our report dated March 20, 2023, (which includes an explanatory paragraph relating to TLG Acquisition One Corp.’s ability to continue as a going concern) relating to the financial statements of TLG Acquisition One Corp., which is contained in that joint proxy statement/consent solicitation statement/prospectus. We also consent to the reference to our Firm under the caption “Experts” in the joint proxy statement/consent solicitation statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

June 29, 2023